Exhibit 4.8
SEVENTH SUPPLEMENTAL INDENTURE
3.100% SENIOR NOTES DUE 2051
Seventh Supplemental Indenture (this “Supplemental Indenture”), dated as of December 27, 2021, among Aptiv PLC (the “Issuer”), Aptiv Global Financing Limited, a subsidiary of the Issuer (the “New Subsidiary Co-Issuer”), Wilmington Trust, National Association, as the trustee (the “Trustee”) and Deutsche Bank Trust Company Americas, as registrar, paying agent and authenticating agent (the “Paying Agent”).

W I T N E S S E T H
WHEREAS, the Issuer has heretofore executed and delivered to the Trustee and the Paying Agent an indenture, dated as of March 10, 2015, as amended and supplemented through the date hereof (the “Indenture”), providing for the issuance of the 3.100% Senior Notes due 2051 (the “Notes”);
WHEREAS, the parties hereto desire to amend the Indenture to evidence the addition of the New Subsidiary Co-Issuer, a subsidiary of the Issuer, as a joint and several co-issuer of the Notes under the Indenture along with the Issuer;
WHEREAS, pursuant to Section 9.01(k) of the Indenture, the Issuer, the guarantors from time to time party thereto and the Trustee may amend or supplement the Indenture without the consent of any Holder to make any change that does not adversely affect the rights of any Holder of Notes of such series in any material respect;
WHEREAS, pursuant to Sections 9.01 and 9.05 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and
WHEREAS, pursuant to Sections 9.01 and 9.05 of the Indenture, the Paying Agent is authorized to execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.
Section 2. The New Subsidiary Co-Issuer hereby expressly agrees, as of November 23, 2021, the date of issuance of the Notes, to assume, and to be jointly and severally liable with the Issuer, as a primary obligor and not as a guarantor or surety, with respect to, any and all payment obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in the Indenture. The New Subsidiary Co-Issuer can be released from its obligations at any time upon the Issuer’s request.
Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
Section 4. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.
Section 5. This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.
Section 6. Except as expressly supplemented and amended by this Supplemental Indenture, the Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Indenture (as supplemented and amended by this Supplemental Indenture) is in all respects hereby ratified and confirmed. This Supplemental Indenture and all its provisions shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.
Section 7. If there is any conflict or inconsistency between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.
Section 8. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee or the Paying Agent by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee and the Paying Agent subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee and the Paying Agent with respect hereto. Neither the Trustee nor the Paying Agent shall be responsible for and makes no representation as to the validity or adequacy of this Supplemental Indenture, and neither party shall not be responsible for any statement or recital herein.
Section 9. If any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, and no Holder of any series of Notes shall have any claim therefor against any party hereto.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

APTIV PLC
By:	/s/ Jane Wu
Name: Jane Wu
Title: Treasurer

APTIV GLOBAL FINANCING LIMITED
By:	/s/ Darren Byrka
Name: Darren Byrka
Title: Assistant Treasurer

[Signature Page to Seventh Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Arlene Thelwell
Name: Arlene Thelwell
Title: Vice President

[Signature Page to Seventh Supplemental Indenture– 3.100% Senior Notes due 2051]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Registrar, Paying Agent and Authenticating Agent
By:	/s/ Irina Golovashchuk
Name: Irina Golovashchuk
Title: Vice President

By:	/s/ Kathryn Fischer
Name: Kathryn Fischer
Title: Vice President

[Signature Page to Seventh Supplemental Indenture– 3.100% Senior Notes due 2051]